Exhibit 10 (o)

GLATFELTER

Top Management Restricted Stock Unit Award Certificate

Award Number: 2010-02-DP	Award Date:	June 28, 2010

Number of	Effective Date:	July 2, 2010
Restricted Stock Units: 55,360
	Vesting Date:	Fifth anniversary of the Award Date

RECITALS

THIS CERTIFIES THAT the P.H. Glatfelter Company (the “Company”) acknowledges receipt from DANTE C. PARRINI (the “Participant”) of a certain executed Non-Competition and Non-Solicitation Agreement on or before July 2, 2010 (the “Effective Date”), and has, on the Award Date specified above, granted to the Participant an award (the “Award”) to receive that number of Restricted Stock Units (the “RSUs”) indicated above in the box labeled “Number of Restricted Stock Units,” each RSU representing the right to receive one share of the Company’s common stock, $.01 par value per share (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Award Certificate and the Plan. In the event of any conflict between the terms of the Plan and this Award Certificate, the terms of the Plan shall prevail. Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

* * * *

1. Rights of the Participant with Respect to the Restricted Stock Units.

(a) No Shareholder Rights. The RSUs granted pursuant to the Award do not and shall not entitle the Participant to any rights of a holder of Common Stock. The rights of the Participant with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights become vested, in accordance with Section 2, 3 or 4.

(b) Dividend Equivalents. The Company shall pay to the Participant holding RSUs outstanding on the record date for the payment of any dividend on the Common Stock an amount equal to the dividend such Participant would have received on the payment date therefor if the shares of Common Stock issuable in accordance with such RSUs had been issued and outstanding on such record date.

(c) Conversion of Restricted Stock Units; Issuance of Common Stock. No shares of Common Stock shall be issued to the Participant prior to the date on which the RSUs vest, in accordance with Section 2, 3 or 4. Neither this Section 1(c) nor any action taken pursuant to or in accordance with this Section 1(c) shall be construed to create a trust of any kind. After vesting takes place pursuant to Section 2, 3 or 4, the Company shall cause to be issued as soon as practicably possible, but in no event later than thirty (30) days following the date of vesting (subject to section 6(a)), in book-entry form, registered in the Participant’s name or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment for such RSUs that number of shares of Common Stock equal to the number of vested RSUs.

2. Vesting. 100% of the total amount of RSUs awarded shall vest on the fifth anniversary of the Award Date, if, after January 1, 2011, the Participant remains continuously employed by the Company as Chief Executive Officer until the said vesting date. Except as provided in Sections 3 or 4 hereof, if the Participant should, prior to the fifth anniversary of the Award Date, have a Separation from Service or otherwise cease to serve in the position of Chief Executive Officer of the Company, the RSUs shall, upon the occurrence of such event, be forfeited and no shares of common stock shall be issued to the Participant.

3. Early Vesting Upon Separation following Change in Control. Notwithstanding the vesting provision contained in Section 2, but subject to the other terms and conditions set forth herein, including Section 7 hereof, and provided that the Participant is serving as Chief Executive Officer of the Company immediately prior to a Change in Control, as hereinafter defined, in the event of the Participant’s (i) involuntary Separation from Service by the Company other than for Cause or (ii) voluntary Separation from Service for Good Reason, which occurs during the Participant’s Employment Period, as hereinafter defined, following a Change in Control, all of the RSUs that have been held for at least 6 months shall become immediately and unconditionally vested.

4. Forfeiture or Early Vesting Upon Separation from Service.

(a) Separation from Service Generally. If, prior to vesting of the RSUs pursuant to Section 2 or 3, the Participant has a Separation from Service with of the Company or any of its subsidiaries for any reason (voluntary or involuntary), other than death or Disability, then such nonvested RSUs shall be immediately and irrevocably forfeited. If, subsequent to vesting of the RSUs, the Participant is terminated for Cause, all outstanding RSUs, whether vested or nonvested, shall be immediately and irrevocably forfeited.

(b) Death or Disability. Provided that the Participant is serving as Chief Executive Officer of the Company immediately prior to such event, upon the Separation from Service due to death of the Participant, or the termination of service of the Participant due to Disability (whether or not a Separation from Service), then an amount of unvested RSUs shall vest as described in Section 7(b)(ii) of the Plan. In accordance with the payment provisions of Section 7(d) of the Plan (subject to Section 6 hereof), the Company shall cause to be issued, in book-entry form, registered in the Participant’s name or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment for the vested RSUs that number of shares of Common Stock equal to the number of vested RSUs. All unvested RSUs (after giving effect to the first sentence of this subsection) on the date of such death or Disability will be immediately and irrevocably forfeited.

(c) No Early Vesting for Retirement. Notwithstanding Section 7(d)(ii) of the Plan, there shall be no early vesting with respect to Participant’s Retirement. In the event of the Participant’s Retirement, his nonvested RSUs shall be immediately and irrevocably forfeited in accordance with Section 4(a) of this Award Certificate.

5. Restriction on Transfer. The RSUs and any rights under the Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition of RSUs or other rights under the Award shall be void and unenforceable against the Company and shall result in the immediate forfeiture of such RSUs and rights. Notwithstanding the foregoing, the Participant may, in the manner established by the Compensation Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any shares of Common Stock issued or any cash paid with respect to the RSUs upon the death of the Participant.

6. Tax Matters; Compliance with Code section 409A.

(a) Distributions of Common Stock in payment for RSUs as described herein which represent a “deferral of compensation” within the meaning of Code section 409A shall conform to the applicable requirements of Code section 409A including, without limitation, the requirement that a distribution to a Participant who is a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i) which is made on account of the specified employee’s Separation from Service shall not be made before the date which is six (6) months after the date of Separation from Service. However, distributions as aforesaid shall not be deemed to be a “deferral of compensation” subject to Code section 409A to the extent provided in the exception in Treasury Regulation Section 1.409A-1(b)(4) for short-term deferrals.

(b) In order to comply with all applicable federal, state and local tax laws or regulations, the Company may take such actions as it deems appropriate to ensure that all applicable federal, state and local payroll, withholding, income or other taxes are withheld or collected from the Participant.

(c) In accordance with the terms of the Plan, and such rules as may be adopted by the Compensation Committee under the Plan, the Participant may elect to satisfy the Participant’s federal, state and local tax withholding obligations arising from the receipt of, the vesting of or the lapse of restrictions relating to, the RSUs, by (i) delivering cash, check or money order payable to the Company, or (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional share of Common Stock but will instead round down to the next full number the amount of shares of Common Stock to be delivered. The Participant’s election must be made on or before the date that any such withholding obligation with respect to the RSUs arises. If the Participant fails to timely make such an election, the Company shall have the right to withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes.

7. Change in Control; Value Restoration Payment. In the event of a Change in Control in which the Company’s stock is no longer the stock of the surviving entity, the Company shall cause the surviving entity to issue replacement RSUs (“Replacement RSUs”). The number of Replacement RSUs to be issued shall be calculated based on the fair market value of the Company’s Common Stock at the date of the Change in Control divided by the fair market value of the surviving entity’s common stock on such date. If such replacement RSUs are not issued for any reason, or if the common stock of the surviving entity is not publicly traded at the date of the Change in Control, then, notwithstanding the provisions of Section 3, all RSUs shall vest in full upon the occurrence of the Change in Control.

The terms and provisions of this Certificate shall continue to apply to the Replacement RSUs upon issuance, including, without limitation, Section 3. In addition, the Participant shall be entitled to receive, with respect to Replacement RSUs that vest on each vesting date a value restoration payment with respect to such Replacement RSUs (a “Value Restoration Payment”). The Value Restoration Payment shall be equal to the difference between the fair market value of the surviving entity’s common stock on the date of the Change in Control and, if less, the fair market value of the surviving entity’s common stock on the date of vesting (including the date of accelerated full vesting, if applicable, in the event of termination as described in Section 3). For example, if the surviving entity’s common stock fair market value is $20.00 per share on the date of the Change in Control and is $15.00 per share on the date of vesting, the Participant shall be entitled to receive a Value Restoration Payment equal to $5.00 per Replacement RSU with respect to each Replacement RSU vesting on such vesting date. Any such Value Restoration Payment shall include interest (at the prime rate of interest of the Company’s principal bank in effect on the vesting date for the period between the date of the Change in Control and the applicable vesting date), and shall be paid in cash within thirty (30) days after the applicable vesting date.

8. Miscellaneous.

(a) The Award does not confer on the Participant any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b) The Company shall not be required to deliver any shares of Common Stock upon vesting or lapse of restrictions of any RSUs until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(c) An original record of the Award and all the terms thereof, executed by the Company, shall be held on file by the Company. To the extent there is any conflict between the terms contained in the Award Certificate and the terms contained in the original record held by the Company, the terms of the original record held by the Company shall control.

9. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” shall have the meaning set forth in the Company’s “Guidelines for Executive Severance,” as they exist in the Participant’s Separation from Service.

(c) “Change in Control.” shall have the meaning set forth in the Participant’s Change in Control Employment Agreement.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean the Compensation Committee of the Board consisting of three or more Directors, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect from time to time, and an “outside director” within the meaning of Section 162(m) of the Code and regulations promulgated thereunder, as in effect from time to time.

(f) “Disability” shall have the meaning set forth in the Plan.

(g) “Employment Period” shall have the meaning set forth in the Participant’s Change in Control Employment Agreement.

(h) “Fair Market Value” shall have the meaning set forth in the Plan.

(i) “Good Reason” shall have the meaning set forth in the Participant’s Change in Control Agreement; provided however, that Participant’s resignation from employment shall not be treated as being for Good Reason unless it otherwise satisfies the requirements for a “safe harbor” termination for a good reason set forth in Treasury Regulation Section 1.409A-1(n)(2)(ii) or any successor thereto.

(j) “Retirement” shall have the meaning set forth in the Plan.

(k) “Separation from Service” shall have the meaning set forth in the Plan.

A copy of the Amended and Restated Long-Term Incentive Plan is attached to this Certificate.

P.H. GLATFELTER COMPANY

/s/ Thomas G. Jackson
Thomas G. Jackson, V.P. and Secretary

By my signature below, I hereby acknowledge receipt of this Award Certificate on the date shown above, which has been issued to me under the terms and conditions of the Plan. I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Award Certificate and the Plan.

Signature:	/s/ Dante C. Parrini	Date:	July 2, 2010